Exhibit 10.2

PROMISSORY NOTE

$2,000,000.00	November 22, 2005
, Nevada

FOR VALUE RECEIVED, the undersigned, Site Equities International, Inc., a Nevada corporation (the “Maker”) hereby promises to pay to the order of STEN Acquisition Corporation, a Minnesota corporation (the “Payee”) at 10275 Wayzata Boulevard, Suite 301, Minnetonka, Minnesota 55305, or at such other place designated at any time by the Payee, in lawful money of the United States of America and in immediately available funds, the principal amount of Two Million Dollars ($2,000,000.00), or the aggregate unpaid principal amount of the Loan (as defined in that certain Loan and Merger Option Agreement (the “Loan Agreement”) dated as of the same date hereof between Maker, Paycenters, LLC, a Nevada limited liability company (“Paycenters”), and Payee) disbursed to the Maker pursuant to the Loan Agreement and recorded on Schedule A attached hereto, whichever is less, together with interest thereon as set forth below.  For purposes of this Promissory Note (the “Note”), the Payee together with any permitted assignee thereof who duly assumes the duties and rights of the Payee shall be referred to as the “Holder.” Terms not otherwise defined herein shall be assigned the meaning assigned to them in the Loan Agreement.

1.                                       Interest.  The unpaid principal and balance of this Note shall bear interest at a rate of eight percent (8%) per annum, from and after the date of this Note.  Interest shall be computed hereunder for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by three hundred sixty (360).

2.                                       Payment and Maturity.  Interest and principal under this Note shall be paid as follows:

(a)                                  Except as otherwise set forth in Sections 2(b), Section 2(c) and 2(d), the Maker shall pay interest only beginning on December 15, 2006 (the “Initial Interest Payment Date”) and continuing on June 15 and December 15 of each year thereafter until December 15, 2010, at which time the outstanding principal and accrued and unpaid interest under the this Note shall become due and payable.

(b)                                 In the event that Holder delivers to Maker an Intent to Exercise Notice (defined in Section 3.02 of the Loan Agreement), Maker will not be required to make any payment of interest (although such interest will continue to accrue) to Holder under Section 2(a) between the date Holder delivers the Intent to Exercise Notice and the earliest to occur of the following dates (the “Interest Deferral Termination Date”): (i) the date the Merger (defined in Section 3.01 of the Loan Agreement) becomes effective (the “Merger Effective Date”), (ii) the date that the Holder notifies Maker in writing that it will not deliver a Confirmation Notice (defined in Section 3.02 of the Loan Agreement),

(iii) the date that Holder rescinds its Confirmation Notice in accordance with Section 3.05 of the Loan Agreement, or (d) the Merger Option Expiration Date (defined in Section 3.02 of the Loan Agreement).  On and after the Interest Default Termination Date, payments of interest and principal under the Loan shall be made as provided in Sections 2(c) and Sections 2(d), as applicable.

(c)                                  In the event that the Merger becomes effective, this Note shall be cancelled and all outstanding principal and interest owed under the Loan and the this Note shall be deemed to have been paid in full as of the Merger Effective Date.

(d)                                 In the event that Holder has delivered to Maker an Intent to Exercise Notice and an Interest Deferral Termination Date occurs (other than the Merger Effective Date): the Maker shall, within five (5) Business Days after the Interest Deferral Termination Date execute and deliver to Holder a promissory note (the “Replacement Note”) in the form of Exhibit A-2 to the Loan Agreement, dated as of the Interest Deferral Termination Date and having a principal amount equal to the amount of principal and accrued and unpaid interest under the Loan as of the Interest Deferral Termination Date.  Upon acceptance by Holder of an executed Replacement Note, in form and substance acceptable to Holder, Holder shall return to Maker the original of this Note.

(e)                                  All payments shall be made in lawful money of the United States of America and by wire transfer to an account designated by Holder to Maker in writing.  In the event a payment date is not a business day, such payment shall be made on the next succeeding business day, and the extension of time shall in such case be included in the computation of the payment of interest.

3.                                       Security.  The Maker’s obligations under this Note are secured by that certain security agreement of even date herewith executed by Paycenters, in favor of the Holder, a certain guaranty of even date herewith executed by Paycenters, and a certain pledge agreement of even date herewith executed by Maker in favor of the Holder.

4.                                       No Prepayment.  The Maker may not prepay the principal of this Note or interest accrued thereon without the prior written consent of the Holder.

5.                                       Event of Default.  The occurrence of any Event of Default under the Loan Agreement shall constitute an “Event of Default” under this Note.

6.                                       Remedies.  Upon the occurrence of an Event of Default, the outstanding principal balance of this Note and all interest accrued thereon shall, at the option of the holder of this Note and without presentment, demand, protest, or further notice of any kind (all of which the Maker hereby waives) become immediately due and payable in full.

7.                                       Availability of Remedies.  The remedies of the Holder as provided herein shall be cumulative and concurrent with all other remedies provided under the Loan Agreement, the Loan Documents (as defined in the Loan Agreement) any such other remedies provided by law or in equity, and may be pursued singly, successively or together at the sole direction of the Holder and may be exercised as often as occasion therefor shall arise.  No act or omission or commission by the Holder, including specifically, any failure to exercise any right, remedy or recourse, shall be deemed a waiver or release of the same, such waiver or release to be effective only as set forth in a written document executed by the Holder and then only to the extent specifically recited therein.  A waiver or release with reference to one event shall not be construed as continuing as a bar to or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event.  If this Note is not paid when due, regardless of how such maturity may be brought about, or is collected or attempted to be collected by the initiation or prosecution of any suit, or any probate or bankruptcy court proceeding or by any other judicial proceeding, or is placed in the hands of an attorney for collection, then the Maker shall pay in addition to all other amounts owing hereunder, all court costs and reasonable attorneys’ fees incurred by the Holder in connection therewith.

8.                                       Waiver and Consent.  The Maker hereby waives presentment for payment, notice of nonpayment, protest, notice of protest and all other notices, filing of suit and diligence in collecting the amounts due under this Note.

9.                                       Governing Law; Jurisdiction; Service of Process; Venue.  This Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to its choice of law provisions.  Any judicial proceeding against or on behalf of Maker with respect to this Note or any related agreement shall be brought solely in any federal or state court of competent jurisdiction located in Hennepin County in the State of Minnesota.  By execution and delivery of this Note, Maker (i) accepts the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens.  Nothing shall affect the right of the Holder to serve process in any manner permitted by law or shall limit the right of the Holder to bring proceedings against Maker in the courts of any other jurisdiction having jurisdiction.  Any judicial proceedings against the Holder involving, directly or indirectly, the Note or any related agreement shall be brought solely in a federal or state court located in Hennepin County in the State of Minnesota.  All parties acknowledge that they participated in the negotiation and drafting of this Note with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Note to construe it more stringently against one party than against any other.

10.                                 Waiver of Jury Trial.     MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE MAKER WITH RESPECT TO THE LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  MAKER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

11.                                 No Assignment. This Note may not be assigned by the Maker without the prior written consent of Payee.

IN WITNESS WHEREOF, this Note has been duly executed by the Maker as of the day and year first above written.

MAKER:

SITE EQUITIES

INTERNATIONAL, INC.

By:	/s/ Kenneth Antos
President

Schedule A

Principal Amount Outstanding

Date of Installment	Amount of Installment	Principal Amount Outstanding